May 12, 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.

Re:     Chapeau, Inc.

Ladies and Gentleman:

We were previously the independent accountants for Chapeau, Inc. (Company) and on September 29, 1999, we reported on the financial statements of the Company for the years ended June 30, 1999 and 1998 and from inception on September 19, 1985 through June 30, 1999. On May 6, 2000, we were replaced as the independent accountants of the Company.

We have read the Company's statements included under Item 5 of its Form 10-QSB for the quarter ended March 31, 2000, and we agree with such statements.

Very truly yours,

/s/ Jones, Jensen & Company

Jones, Jensen & Company